EXHIBIT 10.6

MEDICAL CONNECTIONS HOLDINGS, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this "Agreement"), is made and effective as of this 10th day of  January 2012 (the "Grant Date"), by and between Medical Connections Holdings, Inc., a Florida corporation ("MCH" or the "Company"),  and  Brian R. Neill (the "Optionee").

W I T N E S S E T H:

WHEREAS, MCH is desirous of increasing the incentive of the Optionee whose contributions are important to the continued success of MCH;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, MCH hereby grants the Optionee options ("Options" or "Option") to purchase shares of common stock ("Common Stock") of MCH.

1. GRANT OF OPTIONS

Subject to the terms and conditions of this Agreement, MCH hereby grants to the Optionee an Option to purchase an aggregate of One Million (1,000,000) shares (the "Option Shares") of MCH's Common Stock.

2. EXERCISE PRICE

The exercise price ("Exercise Price") of this Option shall be $0.32 per Option Share.

3. TERM AND VESTING OF OPTION

(a)      Option Period.  Subject to the provisions contained herein, this Option shall terminate and all rights to purchase shares hereunder shall cease on the tenth (10) anniversary of the Grant Date.

(b)      Vesting.  The Options shall be fully vested as of the Grant Date.

4. EXERCISE AND PAYMENT

(a)           General.   The Optionee may exercise the Option only in accordance with the following provisions.  The Optionee shall deliver to MCH a written notice stating that the Optionee is exercising the Option and specifying the number of shares of Option Shares which are to be purchased pursuant to the Option, and such notice shall be accompanied by payment in full of the Exercise Price of the shares for which the Option is being exercised.  Unless otherwise provided by the Committee, said notice must be delivered to MCH at its principal office and addressed to the attention of Chief Financial Officer.  An attempt to exercise the Option other than as set forth herein shall be invalid and of no force and effect.

(b)           Payment of the Exercise Price.  Payment of the Exercise Price for the Option Shares shall be made by one of the following methods:

(i)           by cash, certified or cashier’s check, bank draft or money order;

(ii)           through the delivery to MCH of shares of Common Stock which have been previously owned by the Optionee for the requisite period necessary to avoid a charge to MCH's earnings for financial reporting purposes; such shares shall be valued, for purposes of determining the extent to which the Exercise Price has been paid thereby, at their Fair Market Value on the date of exercise; without limiting the foregoing, the Company may require the Optionee to furnish an opinion of counsel acceptable to the Company to the effect that such delivery would not result in MCH incurring any liability under Section 16(b) of the Exchange Act;

(iii)           through a "cashless exercise sale and remittance procedure" pursuant to which the Optionee shall concurrently provide irrevocable instructions (A) to a brokerage firm approved by the Company to effect the immediate sale of the purchased shares and remit to MCH, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable federal, state and local income, employment, excise, foreign and other taxes required to be withheld by MCH by reason of such exercise and (B) to MCH to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale; or

(iv)           by any other method which MCH, in its sole and absolute discretion and to the extent permitted by applicable law, may permit.

5. TERMINATION OF EMPLOYMENT, INTERPRETATION AND SPECIAL TRANSACTIONS

(a)      General.  The Optionee shall have the ability to exercise his Options after termination of employment pursuant to the provisions set forth in the Optionee's Employment Agreement dated January 10, 2012 between the Company and the Optionee, as currently in effect or as amended hereafter.

(b)      Interpretation.  Unless otherwise noted in this Agreement,  the number of Option Shares or the Exercise Price thereof is non-adjustable in the event that outstanding shares of Common Stock are increased, decreased or changed into a different number or kind of shares or other securities of MCH by reason of any recapitalization, reclassification, reorganization, stock split, combination of shares, stock dividend, or a distribution or increase or decrease in such shares effected without receipt of consideration.

(c)      Special Transactions.    For purposes of this Agreement, a "Special Transaction" shall mean any of the following: (a) a capital reorganization, share exchange or exchange offer in which consideration is received by MCH or its shareholders, (b) a consolidation or merger of MCH with and into another entity, or (c) a sale or conveyance of all or substantially all of MCH's assets.  If at any time there shall be a Special Transaction, then, as of the effective date of such Special Transaction, lawful provision shall be made by the Company so that the Optionee shall thereafter be entitled to receive, upon exercise of this Option, the number of shares of Common Stock or other securities or property of the successor corporation resulting from such Special Transaction that would have been issuable if the Optionee had exercised this Option immediately prior to the effective date of the Special Transaction.  In any such case, appropriate adjustment (as determined in good faith by MCH's Board of Directors) shall be made in the application of the provisions of this Option with respect to the rights and interests of the Option after the Special Transaction to the end that the provisions of this Option shall be applicable in their entirety, and to the greatest extent possible.  Without limiting the foregoing, in connection with any Special Transaction, upon the closing thereof, the successor or surviving entity shall assume the obligations of the Company under this Agreement.

6. MISCELLANEOUS

(a)      Governing Law.  This Agreement and all questions relating to its validity, interpretation, performance, and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by, and construed in accordance with the laws of the State of Florida, without application to the principles of conflict of laws.

(b)      Binding Nature of Agreement; Interpretation.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.  Sections headings are for convenience only and should not be used in interpreting this Agreement.  Words used in the singular in this Agreement shall be construed to have been used in the plural, and vice versa, and all pronouns contained herein and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require.

(c)      Withholding.  In connection with the exercise of the Option, the Optionee agrees (a) to pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state or local, domestic or foreign taxes of any kind required by law to be withheld with respect to such exercise, and (b) that the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Optionee any federal, state or local taxes of any kind required by law to be withheld with respect to the exercise of the Option.

(d)      Entire Agreement; Amendments.  This Agreement (including the documents and exhibits referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.  This Agreement may not be amended, supplemented, or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement, or modification is sought.

(e)      Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.  Signatures received by facsimile or in other electronic format (such as pdf) shall be deemed to be original signatures.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MEDICAL CONNECTIONS HOLDINGS, INC.

By:	/s/ Jeffrey S. Rosenfeld
Name: Jeffrey S. Rosenfeld
Title: Chief Executive Officer

OPTIONEE:

/s/ Brian R. Neill
Brian R. Neill

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